SCHEDULE A

to the DISTRIBUTION AGREEMENT between Neiman Funds and Arbor Court Capital

     Pursuant to Section 1 of the Distribution Agreement among Neiman Funds (the “Trust/IC”) and Arbor Court Capital (“ACC”), the Trust/IC hereby appoints ACC as its agent to be the principal underwriter of the Trust/IC with respect to its following series:

     Advisor Capital Total Return - Equity Fund (ACUSX)
Advisors Capital Small/Mid Cap Fund (ACSMX)
Advisors Capital Tactical Fixed Income Fund (ACTIX)
Advisors Capital Active All Cap Fund (ACALX)
Advisors Capital Growth Fund (ACGRX)
Advisors Capital International Fund (ACIFX)
Advisors Capital International ETF Fund (ACIFX)

For the Trust/IC	For the RIA
Dated: 4/9/206	Dated: 4/9/206
Initial: DN	Initial: KD

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